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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )
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[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12
                              US Freightways Corp.
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               (Name of Registrant as Specified In Its Charter)

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SEC 1913 (3-99)

[LOGO] USFreightways


                                                                 March 28, 2002

Dear Stockholder:

   You are cordially invited to attend the USFreightways Corporation Annual Meeting of Stockholders which will be held at USFreightways Corporation's Corporate Headquarters at 8550 W. Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631, on Friday, May 3, 2002 at 10:00 a.m.

   Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement. At the meeting, we will also report on USFreightways Corporation's operations and respond to any questions you may have.

   Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you decide to attend the annual meeting, you will of course be able to vote in person, even if you have previously submitted your proxy.

   On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of USFreightways Corporation.

                                        Sincerely,
                                        /s/ Samuel K. Skinner

                                        SAMUEL K. SKINNER
                                        Chairman, President and Chief Executive
                                          Officer

                           USFREIGHTWAYS CORPORATION
                     8550 West Bryn Mawr Avenue, Suite 700
                            Chicago, Illinois 60631

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held on May 3, 2002

To the Stockholders:

   The 2002 Annual Meeting of Stockholders of USFreightways Corporation, a Delaware corporation (the "Company"), will be held at USFreightways Corporation's Corporate Headquarters at 8550 W. Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631, on Friday, May 3, 2002 at 10:00 a.m. for the following purposes:

    1. To elect three directors to serve a term of 3 years or until their respective successors are elected and qualified;

    2. To transact such other business as may properly come before the meeting or any adjournment thereof.

   Stockholders of record of the Company's Common Stock, par value $0.01 per share, at the close of business on March 6, 2002, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting, as more fully described in the Proxy Statement. The Company's Annual Report to Stockholders is being mailed together with this Notice and Proxy Statement to all stockholders of record.

                                          By order of the Board of Directors


                                          /s/ Richard C. Pagano

                                          RICHARD C. PAGANO
                                          Secretary

Chicago, Illinois
March 28, 2002

                           USFREIGHTWAYS CORPORATION
                     8550 West Bryn Mawr Avenue, Suite 700
                            Chicago, Illinois 60631

                                PROXY STATEMENT

                               -----------------

                        Approximate date proxy material
                          first sent to stockholders:
                                March 28, 2002

                               -----------------

   The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Stockholders of USFreightways Corporation, a Delaware corporation (the "Company"), to be held on May 3, 2002, and adjournments thereof (the "Meeting"), for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this Proxy Statement.

                              GENERAL INFORMATION

Solicitation of Proxies

   A form of proxy is being furnished herewith by the Company to each stockholder and, in each case, such proxy is solicited on behalf of the Board of Directors of the Company (the "Board") for use at the Meeting. The entire cost of soliciting these proxies will be borne by the Company. Solicitation will be made by mail, and may also be made by telephone, telegraph or facsimile transmission by directors, officers and regular employees of the Company, but these persons will not be separately compensated for such solicitation services. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositories and other fiduciaries, for costs incurred in forwarding proxy solicitation material to their principals.

Authority Conferred by Proxies

   Each proxy duly executed and returned by stockholders and received by the Company before the Meeting will be voted FOR the election of each of the three director nominees specified herein, unless a contrary choice is specified in the proxy. Where a contrary specification is indicated as provided in the proxy, the shares represented by the proxy will be voted in accordance with the specification made. As to other matters, if any, to be voted upon at the Meeting, the persons designated as proxies in the accompanying form of proxy will take such action as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board and each of them is a director or an officer of the Company.

Revocability of Proxies

   Execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has the right to revoke it at any time by: (i) a later dated proxy, duly executed and delivered or presented at the Meeting; (ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting; or (iii) attendance at the Meeting and voting in person.

Voting Securities and Record Date

   The Company's voting securities currently issued and outstanding consist of one class of Common Stock, par value $0.01 per share (the "Common Stock"). The Company has outstanding 26,849,492 shares of Common

Stock as of the close of business on March 6, 2002 (the "Record Date"). Only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote. Representation at the Meeting by the holders of a majority of the shares of Common Stock outstanding on the Record Date, either by personal attendance or by proxy, will constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Security Ownership of Principal Holders and Management

   The following table sets forth information as of February 28, 2002 with respect to the beneficial ownership of the Company's outstanding Common Stock by each stockholder known to the best of the Company's knowledge and belief to be the beneficial owner of more than 5% of its Common Stock, each director, nominee and named executive officer and all the directors and named executive officers as a group. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to shares beneficially owned by them.

                                                             Amount and
                                                              Nature of
                                                             Beneficial             Percent of
            Name and Address of Beneficial Owner             Ownership/1/             Class
            ------------------------------------             -----------            ----------
Fidelity Management & Research Company
 82 Devonshire Street
 Boston, MA 02109...........................................  3,240,520               12.28
Wellington Management Company, LLP
 75 State Street
 Boston, MA 02109...........................................  2,966,915               11.24
Samuel K. Skinner...........................................    113,449   /3/             *
Robert V. Delaney...........................................     12,000                   *
Morley Koffman..............................................     48,250                   *
John W. Puth................................................     19,500                   *
Neil A. Springer............................................     39,500                   *
William N. Weaver, Jr.......................................     18,066   /6/             *
Anthony J. Paoni............................................     41,000                   *
Christopher L. Ellis........................................    138,872   /2,3,4,5/       *
Robert V. Fasso.............................................     34,879   /3/             *
John A. Niemzyk.............................................      4,000                   *
All directors and executive officers as a group (10 persons)    469,516                1.75%

--------
*  Less than 1%.
/1 Includes options to acquire the following shares which could be exercisable within 60 days of February 28, 2002 as follows: Mr. Skinner, 104,000 shares; Mr. Delaney, 12,000 shares; Mr. Koffman, 47,000 shares; Mr. Puth, 17,000 shares; Mr. Springer, 37,000 shares; Mr. Weaver, 18,066 shares; Mr. Paoni, 41,000 shares; Mr. Ellis, 105,500 shares; Mr. Fasso, 10,000 shares and Mr. Niemzyk, 4,000 shares. /
/2 Includes 666 shares held by the trustee of the USF Employees' 401K Retirement Plan for the benefit of Mr. Ellis. /
/3 Includes shares held by the agent of the USF Employees' Stock Purchase Plan as follows: Mr. Skinner, 1,738 shares; Mr. Ellis, 3,256 shares and Mr. Fasso, 1,878 shares. /
/4  Includes 20,000 restricted shares for Mr. Ellis. /
/5  Includes 150 shares owned by the spouse of Mr. Ellis. /

/6 All of the 20,123 unissued shares are subject to a currently exercisable option held by Sachnoff & Weaver, Ltd., of which Mr. Weaver is a member. Mr. Weaver disclaims beneficial ownership of all but his allocated portion of the shares covered by the option. /

                             ELECTION OF DIRECTORS

   The Company has adopted By-Laws that provide that the Board shall consist of not less than three and not more than twenty-one directors, with the exact number to be determined from time to time by the Board, and that the Board shall be divided into three classes, equal in number to the extent possible, and, if not all classes can be equal in number, that the Board shall decide which class is to have the unequal number.

   The Board has set the current number of directors at eight, and, as required by the By-Laws, is divided into three classes with each class serving a three year term.

   Unless authority to do so is withheld as provided in the proxy, the proxies solicited by and on behalf of the Board will be voted FOR the election of Messrs. Morley Koffman, Anthony J. Paoni and John W. Puth to serve a three year term, all of whom have been nominated by the Board to fill the position of those directors whose term expires as of the eleventh annual meeting of the Company. If for any reason one or all of the nominees should be unable to serve or refuse to serve as a director (an event which is not anticipated), the persons named as proxies will vote for another candidate or candidates nominated by the Board, and discretionary authority to cast such votes is included in the proxy. The nominees receiving the highest number of votes of shares of Common Stock, up to the number of directors to be elected, shall be elected.

Nominees and Other Members of the Board

   The Board has nominated for election the following three individuals to serve a three-year term:

   MORLEY KOFFMAN, age 72, has been a director of the Company since December 1991 and was Chairman of the Board until January 1998. Since April 1, 1993, Mr. Koffman has been a member of the law firm of Koffman Kalef. Mr. Koffman is a director of Ainsworth Lumber Co. Ltd., Lions Gate Entertainment Corporation and Anthem Properties Corporation and several privately-held corporations.

   ANTHONY J. PAONI, age 57, has been a director of the Company since July 1997. Mr. Paoni has been a professor at the J. L. Kellogg Graduate School of Management since September 1996. Prior to that he was an officer of several private software development companies. Since April 2001, Mr. Paoni has been Vice Chairman of DiamondCluster International, Inc.

   JOHN W. PUTH, age 73, has been a director of the Company since January 1992. Mr. Puth has been Managing Member of J. W. Puth Associates, LLC since December 1987, General Partner of BVCF III and BVCF IV institutional venture capital funds since October 1998, and was Chairman of VJ Growers from January 1996 until December 2000. Mr. Puth is a director of A. M. Castle & Co., BWAY Corporation, L. B. Foster Inc. and several private manufacturing companies.

   The Company's other directors, each of whom the Company expects to continue to serve as a director following the Meeting, are as follows:

Class of 2003

   ROBERT V. DELANEY, age 66, has been a director of the Company since December 1991. Mr. Delaney has been an Executive Vice President of Cass Information Systems since January 1990.

   SAMUEL K. SKINNER, age 63, has been a director of the Company since December 1999. On June 6, 2000, Mr. Skinner became an employee of the Company and on July 17, 2000, was elected President and Chief Executive Officer of the Company. On January 1, 2001, Mr. Skinner was elected Chairman of the Board of the Company. From October 1, 1998 to July 15, 2000, Mr. Skinner was a partner and Co-Chairman of the law firm of Hopkins & Sutter. From February 1, 1993 to April 1, 1998, he was President and a director of Commonwealth Edison Company and its parent company, Unicom Corporation. Prior thereto, he served as Chief of Staff to the President of the United States. Prior to his White House service, Mr. Skinner served as U.S. Secretary of Transportation for nearly three years. Prior to February 1989, he was a Senior Partner of the law firm of Sidley & Austin, where he served on the firm's executive committee. He is a director of Arris Group Inc., Navigant Consulting Inc. and Midwest Express Holdings, Inc. He is on the advisory boards of Entertech Capital Partners, L.
P. and Morgan Stanley Capital Partners.

   STEPHEN B. TIMBERS, age 57, was elected a director on February 14, 2002. He has been President of Northern Trust Global Investments since February 1998. He was President, Chief Executive Officer and Chief Investment Officer of Zurich Kemper Investments from 1995 to 1998.

Class of 2004

   NEIL A. SPRINGER, age 63, has been a director of the Company since December 1991. He has been Managing Director of Springer & Associates since June 1994. He was Senior Vice President of Slayton International Inc. from September 1992 to May 1994. Mr. Springer is a director of Idex Corporation and Walter Industries.

   WILLIAM N. WEAVER, JR., age 67, has been a director of the Company since April 1995. He is a member of the law firm of Sachnoff & Weaver, Ltd., which is outside counsel to the Company. Mr. Weaver has practiced law in the State of Illinois since 1964 and serves as a director of several privately-held corporations. He holds an A. B. degree from Oberlin College and a J. D. from John Marshall Law School. He has been the Company's Assistant Secretary since March 1992.

Committees and Attendance

   The Board met seven times during 2001. The Audit Committee, then consisting of directors Morley Koffman (Chairman), Neil A. Springer and Robert V. Delaney, met five times during 2001. The Audit Committee oversees the activities of the Company's independent auditors. Each member of the Audit Committee is an "independent director," as that term is defined in Rule 4200(a)(14) of The Nasdaq Marketplace Rules. The Compensation Committee, then consisting of directors John W. Puth (Chairman), Anthony J. Paoni, Neil A. Springer and William N. Weaver, Jr., met twice during 2001. The Compensation Committee reviews and makes recommendations to the Board of Directors with regard to the salaries, incentive compensation and related benefits of corporate officers and other employees. The Nominating Committee, then consisting of directors Neil A. Springer (Chairman), John W. Puth, and Robert V. Delaney met once during 2001. The Nominating Committee makes recommendations to the Board of Directors regarding new directors to be selected for membership on the Board of Directors and its various committees. The Board has adopted two policies regarding Board membership. First, no new director appointed after January 1, 2002 shall be renominated for a new term after that director's 70th birthday. Second, the Board has adopted a mandatory retirement policy requiring all directors to retire at the age of 75.

Compensation of Directors

   Each director who is not an employee of the Company is paid $35,000 per annum for his services as a director, plus $1,000 for each meeting of the Board he attends and $750 for each telephonic meeting of the Board. The Chairmen of the Audit Committee, the Compensation Committee and Nominating Committee each receive an additional annual payment of $2,500. Members of the Audit Committee, the Compensation Committee and the Nominating Committee are paid $1,000 for each meeting they attend if the meeting is not held on the same day as a meeting of the Board. Members of the committees who attend committee meetings that are held on the same day as meetings of the Board of Directors receive a $500 payment for each such meeting they attend. Directors who are employees of the Company are not separately compensated for their services as a director.

Recommendation of the Board of Directors

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED HEREIN.

                            MANAGEMENT COMPENSATION

   The following table discloses the compensation awarded by the Company for services rendered during the Company's last three years to the chief executive officer and to the other named executive officers as of December 31, 2001.

                          Summary Compensation Table

                                                  Annual Compensation          Long Term Compensation Awards
                                              ---------------------------- --------------------------------------
                                                              Other Annual Restricted    Securities   All Other
                                              Salary   Bonus  Compensation   Stock       Underlying  Compensation
    Name and Principal Position        Year   ($)/1/  ($)/1/      ($)      Awards ($)    Options (#)     ($)
    ---------------------------       ------- ------- ------- ------------ ----------    ----------- ------------
Samuel K. Skinner....................    2001 611,250 325,000           0           0       50,000     31,631/4/
 President & Chief Executive Officer  2000/2/ 275,000 228,800  200,000/3/           0      250,000     15,485/4/

Robert V. Fasso...................... 2001/5/ 339,712 108,567           0           0            0    836,147/6/
 President--Regional                     2000 309,423 310,000           0     518,760/7/    25,000    167,272/6/
 Carrier Group                           1999 280,000 280,000           0           0       25,000     28,234/6/

Christopher L. Ellis.................    2001 320,167 112,000           0           0            0    202,789/8/
 Senior Vice President,                  2000 300,667 178,800           0  518,760/7/       25,000    203,184/8/
 Finance & Chief Financial Officer       1999 280,000 196,500           0           0       25,000     45,354/8/

John A. Niemzyk...................... 2001/9/ 234,135 110,000           0           0       20,000     5,878/10/
 Senior Vice President,
 Chief Information Officer

--------
/1/ Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.
/2/ Mr. Skinner was named President and Chief Executive Officer of the Company on July 17, 2000.
/3/ As part of Mr. Skinner's employment agreement, he was awarded shares of the Company's Common Stock equal to $200,000.
/4/ Consists in 2001 of an employer contribution of $5,650 to Mr. Skinner's 401(k) plan maintained by the Company, the Company's payment of $3,168 in term life insurance premiums on Mr. Skinner's behalf and an employer contribution of $22,813 to Mr. Skinner's non-qualified deferred compensation plan maintained by the Company. Consists in 2000 of the Company's payment of $371 in term life insurance premiums on Mr. Skinner's behalf and an employer contribution of $15,114 to Mr. Skinner's non-qualified deferred compensation plan maintained by the Company.
/5/  Mr. Fasso's employment terminated on December 19, 2001.
/6/ Consists in 2001 of an employer contribution of $5,100 to Mr. Fasso's 401(k) plan maintained by the Company, the Company's payment of $6,170 in term life insurance premiums, the payment by a subsidiary of the Company of $3,918 in whole life insurance premiums and $1,066 in term life insurance premiums on Mr. Fasso's behalf, and an employer contribution of $137,593 to Mr. Fasso's account under the supplemental executive retirement plan maintained by the Company. Also, consists of a severance payment of $650,000 from Mr. Fasso's employment agreement, and imputed income for transfer of a company car, computer and loan forgiveness equal to $32,300. Consists in 2000 of an employer contribution of $5,100 to Mr. Fasso's 401(k) plan maintained by the Company, the Company's payment of $6,170 in term life insurance premiums, the payment by a subsidiary of the Company of $3,918 in whole life insurance premiums and $1,008 in term life insurance premiums on Mr. Fasso's behalf, an employer contribution of $13,483 to Mr. Fasso's non-qualified deferred compensation plan maintained by the Company, and an employer contribution of $137,593 to Mr. Fasso's account under the supplemental executive retirement plan maintained by the Company. Consists in 1999 of an employer contribution of $4,800 to Mr. Fasso's 401(k) plan maintained by the Company, the Company's payment of $6,170 in term life insurance premiums, the payment by a subsidiary of the Company of $3,918 in whole life insurance premiums and $1,346 in term life insurance premiums on Mr. Fasso's behalf, and an employer contribution of $12,000 to Mr. Fasso's non-qualified deferred compensation plan maintained by the Company.
/7/ The shares represented by the restricted stock award are subject to a forfeiture restriction if either of Messrs. Fasso or Ellis' employment is terminated by the Company for cause or if they resign. This restriction lapses with respect to 50% of the shares each on the third and fifth anniversary dates of the award. Upon Mr. Fasso's termination, the restriction lapsed. Dividends are paid on all restricted shares to the same extent as any other shares of the Company's Common Stock. The number of restricted shares held for Mr. Ellis at the end of 2001 was 20,000 and the value of such shares at the end of last year was $628,000.
/8/ Consists in 2001 of an employer contribution of $5,950 to Mr. Ellis' 401(k) plan maintained by the Company, the Company's payment of $2,009 in term life insurance premiums on Mr. Ellis' behalf, $34,720 in split-dollar life insurance premiums on Mr. Ellis' behalf, an employer contribution of $7,010 to Mr. Ellis' non-qualified deferred compensation plan maintained by the Company and an employer contribution of $153,100 to Mr. Ellis' account under the supplemental executive retirement plan maintained by the Company. Consists in 2000 of an employer contribution of $5,951 to Mr. Ellis' 401(k) plan maintained by the Company, the Company's payment of $1,935 in term life insurance premiums on Mr. Ellis' behalf, $34,720 in split-dollar life insurance premiums on Mr. Ellis' behalf, an employer contribution of $8,414 to Mr. Ellis' non-qualified deferred compensation plan maintained by the Company, and an employer contribution of $152,164 to Mr. Ellis' account under the supplemental executive retirement plan maintained by the Company. Consists in 1999 of an employer contribution of $5,600 to Mr. Ellis' 401(k) plan maintained by the Company, the Company's payment of $1,598 in term life insurance premiums on Mr. Ellis' behalf, $29,476 in split-dollar life insurance premiums on Mr. Ellis' behalf and an employer contribution of $8,680 to Mr. Ellis' non-qualified deferred compensation plan maintained by the Company.
/9/ Mr. Niemzyk was named Senior Vice President and Chief Information Officer on January 8, 2001.
/10/ Consists in 2001 of the Company's payment of $628 in term life insurance premiums on Mr. Niemzyk's behalf and an employer contribution of $5,250 to Mr. Niemzyk's non-qualified deferred compensation plan maintained by the Company.

Employment Contracts and Change in Control

Employment Contracts

   The Company has entered into an employment agreement with Mr. Ellis. Under his employment agreement, Mr. Ellis is entitled to receive a minimum base salary of $200,000 as well as a discretionary annual bonus of which no amount is guaranteed. In the event that Mr. Ellis is terminated by the Company for any reason (other than death, disability, retirement, or cause), he is entitled to either two years notice or, if the Company wishes to terminate his employment without providing such notice, to be paid his then prevailing salary for a two year period following the termination of his employment.

   Consistent with the terms of his employment agreement, Mr. Fasso was paid his then prevailing salary for a two year period following the termination of his employment along with a pro-rata discretionary bonus.

   The Company has entered into an employment agreement with Mr. Skinner. Under his employment agreement, Mr. Skinner is entitled to receive a minimum base salary of $600,000 as well as an annual performance bonus. For the fiscal year ending December 31, 2001, Mr. Skinner was guaranteed a bonus of not less than $150,000. The annual performance bonus is based upon achievement of specified company-wide objectives as well as specified personal management objectives for Mr. Skinner, which objectives shall be mutually agreed upon each year by Mr. Skinner and the Board.

   If Mr. Skinner's employment is terminated by the Company for any reason (other than for cause, but including termination as the result of death or disability), he is entitled to a severance payment equal to two times his base salary plus one times the performance bonus paid to him for the most recently completed fiscal year, which severance is payable over the 24 month period following the termination of his employment. Mr. Skinner will also be entitled to such severance payment if he terminates his employment for "good reason," which is generally defined as a diminution in his duties or position, a required relocation outside of the Chicago area, or a breach of his employment contract by the Company that is not remedied after notice. Additionally, Mr. Skinner's employment agreement provides that if Mr. Skinner's employment is terminated by the Company or by him for good reason within 6 months following a change in control, he is entitled to a single sum severance payment equal to three times his annual compensation.

Severance Protection Agreements

   The Company has entered into Severance Protection Agreements (the "Severance Agreements") with each of Messrs. Ellis and Niemzyk. Pursuant to the terms of each of these Severance Agreements, if the executive's employment is terminated by the Company without cause or by the executive for "Good Reason" at anytime within the twenty-four (24) month period immediately following a change of control of the Company, the executive will be entitled to a lump sum payment consisting of his accrued compensation through the date of termination, a pro-rata portion of his target bonus for the year in which his employment is terminated, and an amount equal to two (2) times his annual base salary and target annual bonus. Further, for a period of eighteen (18) months following such termination, the Company shall, at its cost, continue to provide the executive with life insurance coverage and pay the cost of the executive's COBRA premiums (except for Mr. Niemzyk, for whom the Company has agreed to provide post employment termination health care coverage in addition to his COBRA rights). Also, the executive's outstanding awards under the Company's Long Term Incentive Plan (or any other incentive plan or arrangement) shall be fully vested and the executive shall have the right to require the Company to purchase, at fair market value, any or all of the shares of Company stock owned by the executive. Good Reason is generally defined under the Severance Agreements as either an adverse change in the executive's duties, a reduction in his base salary, a material reduction in his aggregate compensation and benefits or a required relocation without the executive's consent.

   Each of the Severance Agreements expires on December 31, 2002, provided, however, that commencing on January 1, 2003 and on each January 1 thereafter, the agreements will automatically renew for a period of one (1) year unless either party provides the other with written notice of non-renewal at least ninety (90) days prior to each such January 1. Notwithstanding any non-renewal notice by the Company, if a change of control occurs during the term of the Severance Agreements, the agreements shall continue in effect for a period of at least twenty-four (24) months following the change of control. The Company will continue to be bound by the severance obligations under the terms of an executive's employment agreement only for any employment termination that is outside the scope of the Severance Agreements.

Option Grants for 2001

   The following table provides further information on individual stock option grants made for 2001 to the named executive officers.





                                 Individual Grants               Potential Realizable
                     ------------------------------------------    Value at Assumed
                     Number of   % of Total                     Annual Rates of Stock
                       Shares     Options                       Price Appreciation for
                     Underlying  Granted to Exercise                Option Term/1/
                      Options    Employees   Price   Expiration ----------------------
                     Granted(#)   in 2001   ($/Sh.)     Date      5% ($)     20% ($)
                     ----------  ---------- -------- ----------  -------    ---------
Samuel K. Skinner...   50,000/2/   43.48%    27.800  6/20/2011  874,164    2,215,302
Christopher L. Ellis       --         --         --         --       --           --
Robert V. Fasso.....       --         --         --         --       --           --
John A. Niemzyk.....   20,000/2/   17.39%    26.880  3/16/2011  338,094      856,796

--------
/1/ The potential realizable value columns of the table illustrate values that might be realized upon exercise of the options immediately prior to their expiration, assuming the Company's Common Stock appreciates at the compounded rates specified over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the options following termination of employment or nontransferability of the options and do not make any provision for taxes associated with exercise. Because actual gains will depend, among other things, on future performance of the Common Stock, the amount reflected in this table may not necessarily be achieved.
/2/ Options are at the market price on the grant date and vest 20% per year beginning on the first anniversary date of the grant date.

    Aggregated Option Exercises in 2001 and December 31, 2001 Option Values

   The following table provides information on the value of the stock options exercised by the named executive officers during 2001, as well as the value of unexercised stock options held by such persons as of December 31, 2001.

                                               Number of Shares
                                            Underlying Unexercised     Value of Unexercised
                       Shares                     Options at          In the Money Options at
                      Acquired    Value      December 31, 2001 (#)   December 31, 2001 ($)/2/
                     on Exercise Realized  ------------------------- -------------------------
                         (#)      ($)/1/   Exercisable Unexercisable Exercisable Unexercisable
                     ----------- --------- ----------- ------------- ----------- -------------
Samuel K. Skinner...         0           0   104,000      231,000      510,370     1,128,980
Christopher L. Ellis    17,500     385,000   120,500      142,500      778,173       799,240
Robert V. Fasso.....   150,000   1,320,479    10,000         0/3/            0          0/3/
John A. Niemzyk.....         0           0         0       20,000            0        90,500

--------
/1 Calculated as the difference between the fair market value of the Company's Common Stock at the time of the option exercise and the exercise price. /
/2 Based on the fair market value of $31.40 per share as of December 31, 2001 (the last trading day before end of the last fiscal year), the closing sales price of the Company's Common Stock on that date as reported by The Nasdaq National Market. /
/3 Upon Mr. Fasso's termination of employment, all unexercisable options were forfeited. /

Compensation Committee Report On Executive Compensation

   The following Report of the Compensation Committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

   The Company monitors salaries paid to comparably situated senior management at other transportation companies and sets salaries for its executive officers accordingly. Base salaries are set to ensure that the Company is competitively positioned to retain and attract outstanding senior management. Based on available information, the Company believes that total executive compensation is competitive with other transportation companies.

   The Compensation Committee (the "Committee") is comprised of four non-management directors of the Company. The Committee reviews and recommends to the Board of Directors compensation for the executive officers of the Company named in the Summary Compensation Table and certain other executives of the Company. The Committee's responsibilities include authorizing all salary increases for executive officers and direct reports to the Chief Executive Officer, approving the formula, performance goals and awards under the Officers Annual Incentive Compensation Plan and the Stock Incentive Plan. The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 2001.

Compensation of Executive Officers Generally

   Base salaries, awards under the Company's incentive programs and other compensation and benefits plans all vary in proportion to each executive officer's accountability with respect to policymaking and execution. The Company's salary policies and executive compensation plans are expressly constituted to encourage and reinforce individual and collective performance leading to increased shareholder value. The Company's programs also seek to align short and long-term executive compensation opportunities with the interests of the shareholders. The short-term incentive plan focuses on continuous improvement in annual financial and operating performance. The long-term program is designed to reward creation of shareholder value through stock price appreciation. The Company, with the assistance of independent outside compensation consultants, recently assessed the consistency of the executive compensation programs with the Company's business strategy and general market practices. The compensation practices (base salaries and total cash compensation) were also benchmarked against a much larger database of companies in order to provide a broader representation of companies from which the company competes for executive talent. For the 2001 fiscal year, executive compensation was primarily comprised of base salary, bonus compensation under the Company's Annual Incentive Plan and stock options granted under the Stock Incentive Plan.

Base Salary

   The Company targets salaries paid to comparably situated senior management at other transportation companies as well as companies with a similar profile found in general industry. While the Company generally targets executive base salaries at the market median (the 50th percentile) to attract and retain outstanding senior management, the Company considers a number of criteria in establishing and adjusting the base salary of a particular executive officer, involving, among other things, individual performance, experience and longer term potential. The Committee approves salary actions for approximately 20 key executive positions.

   The performance of each executive officer is typically evaluated annually following the close of the fiscal year so each executive's performance can be assessed within the context of the Company's or applicable business unit's financial and operating performance for the year. Individual performance is evaluated based on the specific responsibilities and accountabilities of the executive, the value of the services provided, the executive's management skills and experience, and the individual contribution to the performance and profitability of the Company.

Annual Incentives

   The executive officers named in the Summary Compensation Table, together with approximately 16 additional executives participate in the USFreightways Annual Incentive Plan. The Committee may extend, amend or terminate the Annual Incentive Plan and approve or modify the incentive formula, performance measures and/or the maximum, target and actual awards. The maximum amounts payable under the Annual Incentive Plan are reflective of each participant's accountability for the business plans of the Company and are expressed as a percentage of base salary.

   In 2001, the executive officers of the Company were eligible for a bonus incentive based on a formula that included two performance measures: the Company's consolidated operating ratio and EPS growth. In addition, the Company operates through a number of distinct operating subsidiaries and for the 2001 plan year the bonus incentive for the chief executive officer of each subsidiary was also based on the previously mentioned measures. The bonus for executive officers of the Company and for the chief executive officer of each subsidiary is capped at between 75% and 150% of base salary. During 2001, the named executives received bonuses of from 34% to 52% of base salary.

Stock-Based Long-Term Incentives

   The Company directly aligns the interests of management with those of its shareholders through the periodic grants of stock options and restricted stock to its executives under the Stock Incentive Plan. Stock option grant guidelines have been established based on competitive practices in relation to other companies, the executive's position, and the ability to influence longer-term operating performance. In making grants of stock options, the Committee considers the performance of the Company since the last grant, the level of stock options previously granted to the executive, and the performance of the executive.

   Non-qualified stock options are granted with an exercise price equal to the market price at the time of grant, and become exercisable over a five-year period or at the end of a three-year period. Restricted stock awards vest as to 25% of the shares on each anniversary date of the award or as to 50% of the shares each on the third and fifth anniversary date of the award. Both the stock option grants and restricted stock awards provide senior managers with an incentive to remain with the Company over a substantial period of time and closely align the long-term interests of management with those of the stockholders.

Compensation of the Chief Executive Officer

   Mr. Skinner's salary for 2001 was determined by the Board of Directors and is reflected in the Summary Compensation Table. Mr. Skinner was awarded a bonus of $325,000 for 2001 under a formula which included the Company's consolidated operating ratio, EPS growth, and certain strategic objectives established and evaluated by the Compensation Committee.

   The Compensation Committee endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and stockholders' interest in enhancing stockholder value. It is the Committee's view that Mr. Skinner's total 2001 compensation package was based on an appropriate balance of (1) the Company's performance in 2001 and (2) his individual performance and contributions.

Policy on Deductibility of Compensation

   Changes made to the Internal Revenue Code of 1986, as amended (the "Code") in 1993 limit the Company's ability to deduct, for federal income tax purposes, certain compensation in excess of $1 million per year paid to individuals named in the Summary Compensation Table. This limitation was effective beginning in 1994. Based on its review of the facts and circumstances, the Committee has considered the provisions of Section 162(m) of the Code which, except in the case of "performance-based compensation" and certain other types of compensation (including compensation received under a stock option plan approved in accordance with Section 162(m) of the Code), limits to $1,000,000 the amount of the Company's federal income tax deduction for the compensation paid to any of the chief executive officer and the other four most highly paid executive officers.

The Committee believes that the Company's current compensation arrangements, which are primarily based on performance measures expected to be reflected in increasing stockholder value over time, are appropriate and in the best interests of the Company and its stockholders, without regard to tax considerations. Thus, in the event of changes in the tax laws or their interpretation or other circumstances which might render some portion of the executive compensation paid by the Company non-deductible for federal tax purposes, the Committee would not anticipate making significant changes in the basic philosophy and practices reflected in the Company's executive compensation program.

                                          COMPENSATION COMMITTEE

                                          John W. Puth, Chairman
                                          Anthony J. Paoni
                                          Neil A. Springer
                                          William N. Weaver, Jr.
                                          Stephen B. Timbers

Audit Committee Report

   The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

   We reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2001.

   We discussed with Arthur Andersen LLP, the Company's independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

   We received and reviewed the written disclosures and the letter from Arthur Andersen LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with Arthur Andersen LLP its independence.

   Based on the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board has approved, that the financial statements referred to above be included in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2001.

                                          AUDIT COMMITTEE

                                          Morley Koffman, Chairman
                                          Neil A. Springer
                                          Robert V. Delaney
                                          Stephen B. Timbers

Other Auditor Related Matters

   During 2001, the Company retained its independent auditor, Arthur Andersen LLP, to provide services in the following categories and amounts:

     Audit Fees.................................................. $361,000
     Financial Information Systems Design and Implementation Fees $      0
     All Other Fees..............................................
        Audit-related fees*...................................... $ 65,500
        Other fees...............................................   98,000
                                                                  --------
        Total all other fees..................................... $163,500

--------
* Audit-related fees include benefit plan audits, accounting consultation, assistance with registration statements, and consents.

   The Audit Committee has considered whether the provision of non-audit services by the Company's independent auditor is compatible with maintaining auditor independence.

Comparison of Total Cumulative Stockholder Returns

   The following graph compares the cumulative total stockholder return on the Company's Common Stock for the last five years with the cumulative total return of The Nasdaq National Market Index and The Nasdaq Transportation Index. The graph assumes that $100 was invested on January 1, 1997 in the Company's Common Stock, the stock of the companies comprising The Nasdaq National Market and The Nasdaq Transportation Index. Note: The Company's stock price performance shown below is not necessarily indicative of future price performance.

  Comparison for the period January 1, 1997 through December 31, 2001 of the cumulative total returns of USFreightways Corporation Common Stock, The
       Nasdaq National Market Index and The Nasdaq Transportation Index

                                    [CHART]

                 USFreightways    Nasdaq Stock Market    Nasdaq Trucking &
                  Corporation       (US Companies)     Transportation Stocks
1/1/97                100                100                   100
1/1/98                120                122.5                 128.2
1/1/99                109                172.7                 115.8
1/1/00                180.8              320.9                 111.5
1/1/01                115.1              193                   101.4
12/31/2001            121.6              153.2                 120

--------

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   John W. Puth, Anthony J. Paoni, Neil A. Springer, Stephen B. Timbers and William N. Weaver, Jr., none of whom are employees of the Company, served on the Compensation Committee. Mr. Weaver served as Assistant Secretary of the Company in a non-employee capacity. There are no committee interlocks or insider (employee) participation.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   William N. Weaver, Jr., a director, is a member of the law firm of Sachnoff & Weaver, Ltd., an Illinois professional corporation. Sachnoff & Weaver, Ltd. has acted and continues to act as outside counsel to the Company with regard to certain matters and has received legal fees for services rendered in connection therewith. Anthony J. Paoni, a director, is Vice Chairman of DiamondCluster International, Inc., a Delaware corporation. DiamondCluster has acted as a consultant to the Company with regard to certain information technology matters and has received consulting fees for services rendered in the amount of $690,382 in connection therewith.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   By the selection of the Company's management and the Board, the accounting firm of Arthur Andersen LLP, certified public accountants, serves the Company as its independent public accountants. One or more representatives of Arthur Andersen LLP are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and Nasdaq. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on its review of the copies of such forms received by it, the Company believes that during 2001, all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                                 ANNUAL REPORT

   A copy of the Company's Annual Report to Stockholders including the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2001, as filed with the Commission accompanies this Proxy Statement. Additional copies are available without charge to any stockholder upon written request to Christopher L. Ellis, Senior Vice President, Finance and Chief Financial Officer, USFreightways Corporation, 8550
W. Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631. The exhibits filed with the Form 10-K are not included; however, copies of such exhibits will be furnished, if requested, upon payment of the Company's reasonable expenses in furnishing those materials.

                             STOCKHOLDER PROPOSALS

   Stockholder proposals submitted for evaluation as to inclusion in the proxy materials for the Company's next annual meeting of stockholders must be received by the Company no later than November 18, 2002, at the Company's principal executive office at 8550 W. Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631.

                                 OTHER MATTERS

   Management is not aware of any other matters to be presented for action at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named as proxies in the accompanying form of proxy to vote the shares represented thereby in accordance with their best judgment.

                                          For the Board of Directors


                                          /s/ Richard C. Pagano

                                          RICHARD C. PAGANO
                                          Secretary

Chicago, Illinois
March 28, 2002

USFreightways Corporation

[_] Mark this box with an X if you have made changes to your name or address details below.

Use black pen. Print in CAPITAL letters inside the grey areas as shown in this example.

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Annual Meeting Proxy Card
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[A] Election of Directors
The Board of Directors Recommends a vote FOR the listed nominees.

                        For    Withhold
01 - Morley Koffman     [_]      [_]
02 - Anthony J. Paoni   [_]      [_]
03 - John W. Puth       [_]      [_]

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholders(s).

[B] Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.

Signature 1                 Signature 2                 Date (dd/mm/yyyy)
-----------------------     -----------------------     -----------------------
                                                                /     /
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                                     Proxy
                            USFreightways Corporation

8550 West Bryn Mawr, 7th Floor, Chicago, Illinois 60631
COMMON STOCK

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 3, 2002.

The undersigned hereby appoints Samuel K. Skinner, Christopher L. Ellis and Richard C. Pagano, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of USFreightways Corporation held of record by the undersigned on March 6, 2002, at the Annual Meeting of Stockholders to be held on May 3, 2002 or any adjournment thereof, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

  PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL
               BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED.

SEE REVERSE SIDE    (Continued and to be signed on reverse side.)  SEE REVERSE SIDE